Exhibit 99.(h)(18)

November 17, 2022

Calamos Advisors LLC

2020 Calamos Court

Naperville, IL 60563

Dear Mr. Herman:

We write to confirm our agreement to amend our Agreement dated as of October 15, 2018 (“Agreement”) as amended on October 31, 2022, with Calamos Investment Trust, Calamos Closed-End Funds, Calamos Advisors Trust, and Calamos Antetokounmpo Sustainable Equities Trust (“Client”). Specifically, Client and Ernst & Young LLP (“EY”) agree as follows:

1. The Agreement will also apply to Calamos ETF Trust.

Definitions of capitalized terms in this amendment shall apply only for purposes of this amendment and shall not otherwise supersede any definitions in the Agreement.

Except as expressly amended in this letter, all provisions, terms and conditions of the Agreement shall be unaltered by this letter and shall continue in full force and effect.

Very truly yours,

AGREED:

Calamos Investment Trust, the Calamos Closed- End Funds, Calamos Advisors Trust, Calamos Antetokounmpo Sustainable Equities Trust, and Calamos ETF Trust

By:	/s/ Thomas E. Herman 2/16/2023
Name:	Thomas Herman
Title:	CFO

EY LLP Main Agreement - Amendment 022422 D-S

Calamos Advisors LLC

Contract ID 526848

A member firm of Ernst & Young Global Limited